Exhibit 99.1

Century Reports 2013 Financial Results

CHICAGO, IL -- 02/20/14 -- Century Aluminum Company (NASDAQ: CENX) reported a net loss of $9.7 million ($0.11 per basic and diluted common share) for the fourth quarter of 2013. Cost of sales for the quarter included a benefit of $16.6 million related to deferred power contract liability amortization and a $9.0 million benefit related to lower of cost or market inventory adjustments. The financial results also included an $8.4 million charge relating to the separation of our former chief executive officer. For the fourth quarter of 2012, the company reported a net loss of $6.9 million ($0.08 per basic and diluted common share).
For 2013, the company reported a net loss of $40.3 million ($0.45 per basic and diluted common share). Financial results were positively impacted by a $31.0 million benefit for deferred power contract liability amortization and an unrealized gain of $16.8 million, primarily related to an LME-based contingent obligation. In addition, the company recorded a gain on bargain purchase of $5.3 million related to the Sebree acquisition. The company also incurred office relocation costs of $5.8 million, a loss on early extinguishment of debt of $3.3 million and an $8.4 million charge relating to the separation of our former chief executive officer.
In 2012, the company reported a net loss of $35.6 million ($0.40 per basic and diluted common share). Financial results were negatively impacted by an unrealized net loss on forward contracts of $3.0 million, primarily related to the mark to market of aluminum price protection options. Results were positively impacted by a net benefit of $4.1 million related to certain litigation items. Cost of sales included a $19.8 million benefit for lower of cost or market inventory adjustments.
Sales for the fourth quarter of 2013 were $401.2 million compared with $317.7 million for the fourth quarter of 2012. Shipments of primary aluminum for the 2013 fourth quarter were 216,755 tonnes (which includes 50,395 tonnes from the Sebree operation acquired June 1, 2013), compared with 162,303 tonnes shipped in the year-ago quarter. Sales for 2013 were $1,454.3 million compared with $1,272.1 million for 2012, and total 2013 primary aluminum shipments of 764,598 tonnes (including 113,948 tonnes from the Sebree operation), compared with 646,529 tonnes shipped in 2012.
“The last several months closed out what we believe was a successful and forward-looking year for Century,” commented Michael Bless, President and Chief Executive Officer. “Most recently, the approval by the Kentucky Public Service Commission of the market-based power contract for Sebree will allow long-term investment in this excellent plant. This action follows the favorable outcome for Hawesville in August. Employees at both smelters worked safely and productively through uncertain times, and their perseverance and dedication produced these gratifying results. Each plant is presently operating at high levels of efficiency and is producing a record amount of value-added products, for which we continue to see strong U.S. market demand. The Grundartangi team had another safe and productive year, as they restarted the anode plant in Vlissingen and continued on pace with the hot metal capacity expansion program; both projects are on time and under budget. We have aggressive plans for the future development of this world class smelter, which we believe is in an excellent position to capitalize on strong demand and shrinking supply in key European markets.”

“We expect 2014 to be a dynamic year for the company,” continued Mr. Bless. “Markets are presently exhibiting significant uncertainty due to a variety of well publicized factors. Our industry is highly susceptible to these trends in the short-term. However, our confidence in more attractive future market conditions has only increased, due to a continuation of plant closures in our geographic markets and a favorable demand scenario in which our plants are well positioned to participate. In this context, we will focus on several priorities. In Kentucky, we must find a solution to risks associated with reliable power transmission created by the de-energizing of lines during periods of grid maintenance. At Mt. Holly, we are working with our partner and with the state of South Carolina to create an acceptable post-2015 power arrangement. We remain absolutely and resolutely committed to reopening our smelter at Ravenswood, West Virginia, and are working hard on a number of processes to this end. Likewise, in Iceland, we continue to work with numerous constituencies to seek a way forward for the Helguvik project; we are more convinced than ever that, due to the development of European markets, this plant will be an attractive investment for our shareholders and a favorable development for Iceland’s economy."
Fourth Quarter 2013 Earnings Conference Call
Century Aluminum's quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.
About Century Aluminum
Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, IL. Visit www.centuryaluminum.com for more information.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:

Atli B. Gudmundsson, Senior Manager -- Corporate Finance, Landsbankinn hf.
Steingrimur Helgason, Director -- Corporate Finance, Landsbankinn hf.

Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Such risks and uncertainties may include, without limitation, declines in aluminum prices or increases in our operating costs; worsening of global financial and economic conditions; increases in global aluminum inventories and the addition of new or restarted global aluminum production capacity; weakening of the company's U.S. customer markets; and our ability to successfully obtain and/or implement long-term competitive power arrangements for our U.S. plants. Forward-looking statements in this press release include, without limitation, statements regarding future global and local financial and economic conditions, including with respect to U.S. and European markets; our ability to successfully execute our key investment projects at our Grundartangi, Iceland smelter; our ability to successfully obtain a long-term competitive power arrangement for Mt. Holly; our ability to restart operations at our Ravenswood, West Virginia smelter; and our ability to complete and successfully execute our Helguvik, Iceland smelter. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Contacts

Kenny Barkley (media)	270-577-2070
Shelly Harrison (investors)	312-696-3140

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)
	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
NET SALES:
Third-party customers	$262,782	$176,928	$943,262	$719,812
Related parties	138,392	140,739	511,051	552,299
	401,174	317,667	1,454,313	1,272,111
Cost of goods sold	385,889	301,124	1,414,790	1,225,769
Gross profit	15,285	16,543	39,523	46,342
Other operating expenses	2,314	3,327	8,602	18,253
Selling, general and administrative expenses	21,602	10,571	67,477	35,363
Operating income (loss)	(8,631)	2,645	(36,556)	(7,274)
Interest expense – third party – net	(5,115)	(5,895)	(22,363)	(23,537)
Interest income – related parties	—	—	—	62
Net gain (loss) on forward and derivative contracts	447	(101)	16,598	(4,150)
Gain on bargain purchase	—	—	5,253	—
Loss on early extinguishment of debt	—	—	(3,272)	—
Other income (expense) – net	1,497	(2,539)	496	5,576
Loss before income taxes and equity in earnings of joint ventures	(11,802)	(5,890)	(39,844)	(29,323)
Income tax benefit (expense)	1,583	(1,526)	(3,131)	(8,910)
Loss before equity in earnings of joint ventures	(10,219)	(7,416)	(42,975)	(38,233)
Equity in earnings of joint ventures	544	507	2,662	2,623
Net loss	$(9,675)	$(6,909)	$(40,313)	$(35,610)

Net loss allocated to common shareholders	$(9,675)	$(6,909)	$(40,313)	$(35,610)
LOSS PER COMMON SHARE:
Basic and Diluted	$(0.11)	$(0.08)	$(0.45)	$(0.40)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	88,684	88,492	88,612	88,534

CENTURY ALUMINUM COMPANY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(Unaudited)
	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$84,088	$183,976
Restricted cash	1,697	258
Accounts receivable — net	56,184	50,667
Due from affiliates	43,587	37,870
Inventories	239,615	159,925
Prepaid and other current assets	32,276	34,975
Deferred taxes — current portion	13,614	19,726
Total current assets	471,061	487,397
Property, plant and equipment — net	1,247,661	1,188,214
Other assets	91,474	100,715
TOTAL	$1,810,196	$1,776,326
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$108,490	$75,370
Due to affiliates	53,582	39,737
Accrued and other current liabilities	69,466	40,099
Accrued employee benefits costs	8,410	18,683
Industrial revenue bonds	7,815	7,815
Total current liabilities	247,763	181,704
Senior notes payable	246,528	250,582
Accrued pension benefits costs — less current portion	39,848	67,878
Accrued postretirement benefits costs — less current portion	129,284	143,105
Other liabilities	37,743	40,162
Deferred taxes	106,218	110,252
Total noncurrent liabilities	559,621	611,979

SHAREHOLDERS’ EQUITY:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 160,000 issued and 79,620 outstanding at December 31, 2013 and 160,000 issued and 80,283 outstanding at December 31, 2012)	1	1
Common stock (one cent par value, 195,000,000 shares authorized; 93,496,798 issued and 88,710,277 outstanding at December 31, 2013; 93,335,158 issued and 88,548,637 outstanding at December 31, 2012)	935	933
Additional paid-in capital	2,508,574	2,507,454
Treasury stock, at cost	(49,924)	(49,924)
Accumulated other comprehensive loss	(91,832)	(151,192)
Accumulated deficit	(1,364,942)	(1,324,629)
Total shareholders’ equity	1,002,812	982,643
TOTAL	$1,810,196	$1,776,326

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)
	Year ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(40,313)	$(35,610)
Adjustments to reconcile net loss to net cash provided by operating activities:
Unrealized net loss (gain) on forward contracts	(1,170)	2,987
Gain on bargain purchase	(5,253)	—
Unrealized gain on E.ON contingent obligation	(16,781)	—
Accrued and other plant curtailment costs — net	4,452	5,251
Lower of cost or market inventory adjustment	1,247	(19,818)
Depreciation	66,570	62,570
Sebree power contract amortization	(31,031)	—
Debt discount amortization	672	1,069
Pension and other postretirement benefits	1,740	3,129
Stock-based compensation	1,078	613
Loss on early extinguishment of debt	3,272	—
Equity in earnings of joint ventures, net of dividends	871	(2,623)
Change in operating assets and liabilities:
Accounts receivable — net	(6,001)	(2,537)
Due from affiliates	(5,717)	2,202
Inventories	(21,920)	31,854
Prepaid and other current assets	5,318	4,946
Accounts payable, trade	25,224	(12,114)
Due to affiliates	13,845	(2,167)
Accrued and other current liabilities	5,834	(5,746)
Other — net	16,665	3,133
Net cash provided by operating activities	18,602	37,139
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(45,417)	(17,677)
Nordural expansion — Helguvik	(3,331)	(7,317)
Purchase of carbon anode assets and improvements	(18,213)	(13,814)
Purchase of Sebree smelter	(48,058)	—
Investments in and advances to joint ventures	(125)	(275)
Payments received from joint ventures	—	6,622
Proceeds from sale of property, plant and equipment	525	188
Restricted and other cash deposits	(1,439)	(258)
Net cash used in investing activities	(116,058)	(32,531)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(249,604)	—
Proceeds from issuance of debt	246,330	—
Borrowings under revolving credit facility	22,725	18,076
Repayments under revolving credit facility	(16,725)	(18,076)
Debt issuance costs	(3,994)	—
Debt retirement costs	(1,208)	—
Repurchase of common stock	—	(4,033)
Issuance of common stock	44	—

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in thousands)
(Unaudited)
	Year ended December 31,
	2013	2012
Net cash used in financing activities	(2,432)	(4,033)
CHANGE IN CASH AND CASH EQUIVALENTS	(99,888)	575
Cash and cash equivalents, beginning of year	183,976	183,401
Cash and cash equivalents, end of year	$84,088	$183,976

CENTURY ALUMINUM COMPANY
SELECTED OPERATING DATA
(Unaudited)

	SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Tonnes	(000) Pounds	$/Pound	Tonnes	(000) Pounds	$ (000) Revenue
2013
4th Quarter	145,814	321,464	$0.94	70,941	156,398	$97,291
3rd Quarter	140,120	308,911	0.96	72,677	160,225	101,381
2nd Quarter	106,284	234,316	0.98	69,986	154,293	101,290
1st Quarter	93,472	206,070	1.06	65,304	143,971	103,973
Total	485,690	1,070,761	$0.99	278,908	614,887	$403,935

2012
4th Quarter	93,649	206,461	$1.03	68,654	151,355	$105,668
3rd Quarter	95,747	211,086	0.98	67,684	149,217	97,939
2nd Quarter	93,831	206,862	1.05	66,997	147,704	105,756
1st Quarter	94,087	207,426	1.06	65,880	145,240	106,416
Total	377,314	831,835	$1.03	269,215	593,516	$415,779

(1) Does not include Toll shipments from Nordural Grundartangi